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                                                                   Exhibit 23.2


                         Consent of Independent Auditors


We consent to the incorporation by reference in this Registration Statement of Flextronics International, (the Company) on Amendment No. 3 to Form S-3 of our report dated March 28, 2000, appearing in and incorporated by reference in Amendment No. 1 to the Annual Report on Form 10-K of the Company for the year ended March 31, 2001 and relating to the consolidated financial statements of the DII Group, Inc. and Subsidiaries as of January 2, 2000, and for each of the two years in the period ended January 2, 2000 which are not presented separately in Amendment No. 1 to the Annual Report on Form 10-K.


We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP


Denver, Colorado
December 14, 2001